ASSIGNMENT OF RIGHTS UNDER A PROMISSORY NOTE

This Assignment of Rights under a Promissory Note (this “Agreement”) is made effective as of December 31, 2025 (the “Effective Date”)

BETWEEN:

Smarterest Incorporated, a corporation organized under the laws of the Province of Ontario, Canada, with registration number 1249329-2 and registered office at 150 King St W Suite 200, Toronto, Ontario, M5H 1J9, Canada (the “Assignor”)

-and-

360 DIGITAL LLC, a limited liability company organized under the laws of the State of Florida, United States of America, with registration number L21000500085, and registered office at 452 Osceola St #202 Altamonte Springs, FL 32701, USA (the “Assignee”).

The Assignor and the Assignee are each a “Party” and together the “Parties”.

A. Recitals

A.	Pursuant to an Application Sale Agreement dated May 15, 2025, Elventix Technology Corporation acquired certain application assets from the Assignor.
B.	In connection therewith, Elventix Technology Corporation issued a promissory note dated May 15, 2025, as amended on November 13, 2025 (the “Promissory Note”), in favour of the Assignor.
C.	As of December 31, 2025, an outstanding principal amount of approximately USD 163,000 [One hundred sixty-three thousand United States Dollars] remains payable under the Promissory Note (together with all accrued and unpaid interest and other amounts payable under the Promissory Note, the “Outstanding Amount”).
D.	The Assignor desires to assign to the Assignee, and the Assignee desires to accept, the Rights under the Promissory Note in partial satisfaction and discharge of the Assignor’s outstanding debt obligations to the Assignee arising under a certain Loan Agreement dated November 1, 2024 (the “Loan Agreement”).
1.	Definitions and Interpretation

1.1	Definitions. In this Agreement:

a)	“Debtor” means Elventix Technology Corporation.
b)	“Promissory Note” has the meaning set out in Recital B.
c)	“Effective Date” has the meaning set out in the preamble.
d)	“Outstanding Amount” has the meaning set out in Recital C.

1.2	Interpretation. Headings are for convenience only and do not affect interpretation.

“Including” means including without limitation.

2.	Consideration

2.1.   Debt Satisfaction. In consideration for the assignment of the Rights under the Promissory Note, the Assignee hereby agrees to credit the amount of USD 163,000 (the “Assignment Value”) against the outstanding Principal balance of the loan owed by the Assignor to the Assignee under the Loan Agreement.

2.2.  Application of Funds. The Parties expressly agree that the Assignment Value shall be applied solely toward the repayment of the Principal Amount of the Loan and not toward any accrued and unpaid interest, unless otherwise agreed in writing.

2.3.   Remaining Balance. The Parties acknowledge that as of the Effective Date, the outstanding balance under the Loan Agreement (including principal and accrued interest) is USD 201,855.99. Upon the execution of this Assignment, the said balance shall be reduced by USD 163,000.00, leaving a remaining outstanding balance of USD 38,855.99.

3.	Assignment

3.1  Assignment of Rights. Effective as of the Effective Date, the Assignor hereby assigns, transfers, and sets over to the Assignee all of the Assignor’s right, title, and interest in and to the Promissory Note, including, without limitation:

a)	the right to receive and collect all amounts payable under the Promissory Note (including principal, interest, fees, costs, and any other amounts);
b)	all enforcement rights, remedies, claims, causes of action, and rights to give notices and make demands under or in connection with the Promissory Note; and
c)	all rights to commence, participate in, and control any proceedings relating to the Promissory Note,

in each case subject to and in accordance with the terms of the Promissory Note as in effect on the Effective Date.

3.2  No Assignment of Other Agreements. For clarity, this Agreement assigns rights under the Promissory Note only and does not assign any other agreement unless expressly stated in writing by the Parties.

3.3  Delivery of Documents. On or promptly after the Effective Date, the Assignor shall deliver to the Assignee the original executed Promissory Note and copies of all amendments and related correspondence with the Debtor.

4.	No Novation; No Release

4.1  No Novation. Nothing in this Agreement will constitute, or be deemed to constitute, a novation of the Promissory Note or the obligations of the Debtor thereunder.

4.2  No Release. The Promissory Note remains in full force and effect. For the avoidance of doubt, the obligations of the Debtor to pay the full Outstanding Amount (USD 163,000) are not reduced, waived, or discharged by this Agreement, and such full amount is now payable to the Assignee.

5.	Acknowledgment of Outstanding Amount

The Parties acknowledge and agree that this assignment is made exclusively as a repayment of the principal amount of a bona fide loan. The Parties intend that the assignment constitutes a repayment of an existing loan obligation and not a distribution or payment of income; however, each Party shall determine the appropriate tax treatment in accordance with applicable law.

6.	Acceptance

The Assignee hereby accepts the assignment set out in Section 3.1. The Assignee assumes only the rights of the Assignor under the Promissory Note and does not assume any obligations of the Assignor under the Promissory Note or in connection with it.

7.	Notice to Debtor

7.1   Notice. Promptly following the Effective Date (and in any event within five [5] Business Days), the Assignor will deliver to the Debtor written notice of the assignment substantially in the form attached as Schedule “A”, and the Assignee may also deliver such notice.

7.2  Payments Before Notice. The Parties acknowledge that, under applicable law and the Promissory Note, payments made by the Debtor to the Assignor prior to the Debtor receiving notice of the assignment may discharge the Debtor to that extent, and the Assignor will promptly remit any such payments received after the Effective Date to the Assignee.

8.	Representations and Warranties of Assignor

The Assignor represents and warrants to the Assignee that, as of the Effective Date:

8.1   Organization; Authority. The Assignor is duly incorporated and validly existing under the laws of Ontario, Canada and has full corporate power and authority to enter into and perform this Agreement.

8.2  Authorization. This Agreement has been duly authorized, executed, and delivered by the Assignor and constitutes a legal, valid, and binding obligation of the Assignor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws and general principles of equity.

8.3  Holder; Title. The Assignor is the lawful holder of, and has good and assignable title to, the Promissory Note and the rights assigned under Section 3.1, free and clear of any security interest, lien, encumbrance, or adverse claim created by the Assignor, other than as disclosed in writing to the Assignee.

8.4  No Prior Assignment. The Assignor has not previously assigned, transferred, pledged, or otherwise encumbered any of its rights under the Promissory Note.

8.5   No Waiver; No Forgiveness. The Assignor has not released, forgiven, reduced, compromised, or waived any amount payable under the Promissory Note, nor agreed to do so, except as expressly reflected in the written amendments identified in Recital B.

8.6  No Conflict. The execution and performance of this Agreement does not violate the Assignor’s constating documents or any agreement binding on the Assignor in a manner that would reasonably be expected to impair the assignment contemplated by this Agreement.

9.  Further Assurances

Each Party will, at its own cost, promptly execute and deliver such further documents and do such further acts as may be reasonably required to give effect to this Agreement and the assignment contemplated by it.

10.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, negotiations, understandings, and communications, whether written or oral, relating to that subject matter.

11.	Governing Law; Attornment

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario sitting in Toronto in respect of any dispute arising out of or relating to this Agreement.

12.	Counterparts; Electronic Signatures

This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission (including PDF) will be effective as delivery of a manually executed counterpart.

13.	Execution

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

ASSIGNOR: Smarterest Incorporated By: /s/ Oleksandr Havrylov Name: Oleksandr Havrylov Title: Director	ASSIGNEE: 360 DIGITAL LLC By: /s/ Muhammad Hassan Lodhi Name: Muhammad Hassan Lodhi Title: Manager

Schedule “A” — Notice of Assignment

Date: December 31, 2025

To: Elventix Technology Corporation (the “Debtor”)

Re: Promissory Note dated May 15, 2025, as amended on November 13, 2025 (the “Promissory Note”)

The Debtor is hereby notified that, effective as of December 31, 2025, Smarterest Incorporated has assigned to 360 DIGITAL LLC all of Smarterest Incorporated’s right, title, and interest under the Promissory Note.

All amounts owing and payable under the Promissory Note after the date of this notice must be paid to the Assignee in accordance with the Assignee’s payment instructions set out below (or as otherwise notified by the Assignee in writing).

Payment instructions:

All amounts owing and payable under the Promissory Note (specifically the outstanding balance of USD 163,000 [one hundred sixty-three thousand Unites States Dollars]) must be paid to the Assignee in accordance with the payment instructions provided by the Assignee.

Nothing in this notice constitutes a novation, release, forgiveness, reduction, compromise, or discharge of any obligations under the Promissory Note.

Smarterest Incorporated

By: /s/ Oleksandr Havrylov

Name: Oleksandr Havrylov

Title: Director